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                                                                      EXHIBIT 99



Private Securities Litigation Reform Act of 1995
Safe Harbor Compliance Statement for Forward-Looking Statements
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     In passing the Private Securities Litigation Reform Act of 1995 (the
"Reform Act"), Congress encouraged public companies to make "forward-looking statements"* by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. First Data Corporation ("FDC") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act.

     To qualify oral forward-looking statements for protection under the Reform Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. FDC provides the following information in connection with its continuing effort to qualify forward-looking statements for the safe harbor protection of the Reform Act.

     Important factors upon which the Company's forward-looking statements are premised include the following:

 . Continued growth at rates approximating recent levels for card-based payment transactions, consumer money transfer transactions, and other product markets.

 .  Successful implementation and achievement of expected growth of the U$A Value
   Exchange program and other information product initiatives.

 . Absence of consolidation among client financial institutions or other client groups which has a significant impact on FDC client relationships.

 .  Successful management of pricing pressures through cost efficiencies.

 . No imposition of a Value Added Tax on third-party credit card processing services by the European Community, which could put credit card processing outsourcers at a competitive disadvantage to in-house solutions in the European Community.

 . No unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting FDC's businesses which require significant product redevelopment efforts or render products obsolete.

 . No further dispositions of significant businesses, which could have a short-term dilutive impact if other appropriate investment opportunities are not immediately available.

 . Continuation of the existing interest rate environment, avoiding increases in agent fees related to a portion of the Company's payments instruments business and in the Company's short-term borrowing costs.

 . Absence of significant changes in retail foreign exchange spreads on retail money transfer transactions, particularly between the United States and Mexico.

 . No significant increase in the cost of maintaining a role for FDC's credit card processing, merchant processing and money transfer businesses in connection with new payment technologies being developed.

 .  Successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection.
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     Forward-looking statements express expectations of future events.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties the investment community is urged not to place undue reliance on forward-looking statements. In addition, FDC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.


* "Forward-looking statements" can be identified by use of words such as
   ---------------------------
"expect," "estimate," "project," "forecast," "anticipate," "plan" and similar expressions.